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                                                                      Exhibit 99

[LOGO OF MGM GRAND, INC.]


                               February 28, 2000



Mr. Stephen A. Wynn
Chairman of the Board
President and Chief Executive Officer
Mirage Resorts, Incorporated
3600 Las Vegas Blvd
Las Vegas, NV 89109


Dear Steve:

     We understand that your Board of Directors plans to examine the offer that MGM Grand, Inc. recently made to acquire the stock of Mirage Resorts, Incorporated for $17 per share. Again, we are convinced that a combined MGM Grand/Mirage entity would create stockholder value well beyond what Mirage Resorts can accomplish on its own. With respect to Mirage shareholders in particular, if your Board of Directors decides not to accept our offer and the stock price of Mirage does not equal or exceed our $17 per share offer price by the time our merger would have been completed, the price of Mirage's stock may need to rise significantly higher than $17 per share so that, on a present value basis, it would provide at least the same return to Mirage shareholders.

     In addition, we want to clarify to you and your Board of Directors that our offer is not subject to financing, and that we have an unconditional financing commitment to fund the entire acquisition cost, including Mirage's existing indebtedness.

     We look forward to hearing from you.


                                      Sincerely,


                                      /s/ J. TERRENCE LANNI


                                      J. Terrence Lanni
                                      Chairman of the Board